Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535

Alerian MLP Index ETN
The most liquid, actively traded MLP exchange traded note

[]   Tracks the benchmark Alerian MLP Index

[]   Over $2 billion in market capitalization (1)1

[]   No K-1 forms: a single 1099

[]   Income: quarterly payments based on MLP distributions

[]   No tax-related - (2) 2 performance difference between the ETN's redemption values and the index values

The ETNs are exposed to the credit risk of JPMorgan Chase  and  Co.

ETN Details:
Ticker                         AMJ
Index                          Alerian MLP Index (AMZ)
Issuer                         JPMorgan Chase  and  Co.
Market Capitalization          $2,272,000,000(1)
Daily Average Trading Volume   890,000 Notes(3)
Current Yield (Net of Fee)     5.0%(4)
Primary Exchange               NYSE, Arca
Fee(5)                         0.85% per annum

Call 1-800-576-3529, email alerian_etn@jpmorgan.com
www.jpmorgan.com/etn

(1) This number, which equals the number of ETNs issued as of December 31, 2010 multiplied by the closing price of the ETNs on December 31, 2010, has in some cases been rounded for ease of presentation. A portion of the ETNs are held by an affiliate of JPMorgan Chase and Co.

(2) The tax consequences of the ETNs are uncertain.

(3) This number, which is a measure of the liquidity of the ETNs, is equal to the average number of the ETNs traded across all exchanges over the 3-month period from September 30, 2010 to December 31, 2010, as reported by Bloomberg.
This number has been rounded for ease of presentation. The liquidity of the market for the ETNs may vary materially over time.

(4) "Current Yield" equals the most recent quarterly coupon annualized and divided by the closing price of the ETNs on December 31, 2010, and rounded to one decimal place for ease of presentation. The current yield is not indicative of the coupon payments, if any, on the ETNs.

(5) Tracking fee as defined in the pricing supplement dated November 23, 2010.

JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-576-3529.

January 4, 2011